Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated June 22, 2026, with respect to the consolidated financial statements of ORIX Corporation, and the effectiveness of internal control over financial reporting, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/KPMG AZSA LLC

Tokyo, Japan

July 17, 2026